FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports Fourth Quarter and                Full Year 2015 Results

_______________________________________

Operating EPS of $1.54, up 5% excluding notable items in the prior year

Book Value per Share, excluding AOCI, of $52.38, up 6%; Operating ROE of 12%

Share buybacks of $200 million in Fourth Quarter, $900 million in 2015

Consolidated net flows of $1.4 billion nearly double versus prior year

Radnor, PA, February 3, 2016 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the fourth quarter of 2015 of $283 million, or $1.14 per diluted share available to common stockholders, compared to net income in the fourth quarter of 2014 of $348 million, or $1.32 per diluted share available to common stockholders. Fourth quarter income from operations was $382 million, or $1.54 per diluted share available to common stockholders, compared to $439 million, or $1.67 per diluted share available to common stockholders, in the fourth quarter of 2014.

Net income for the full year of 2015 was $1.2 billion, or $4.51 per diluted share, compared to $1.5 billion, or $5.67 per diluted share available to common stockholders, in 2014.  For the full year 2015, income from operations was $1.4 billion, or $5.46 per diluted share, compared to $1.6 billion, or $6.03 per diluted share, available to common stockholders, for the full year of 2014.

“Another quarter of positive net flows combined with our stable book of inforce business produced EPS growth, excluding notable items, and a 6% increase in book value per share,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Even with weak capital markets to start the year, we remain confident in our balance sheet, capital generation, and ability to capitalize on growth opportunities.”

	As of or For the		As of or For the
	Quarter Ended		Year Ended
(in millions, except per share data)	2015	2014	2015	2014
Net Income (Loss)	$283	$348	$1,154	$1,515
Net Income (Loss) Available to Common Stockholders	283	348	1,150	1,519
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.14	1.32	4.51	5.67
Revenues	3,172	3,686	13,572	13,554
Income (Loss) from Operations	382	439	1,395	1,611
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.54	1.67	5.46	6.03
Average Diluted Shares	248.9	263.0	254.9	268.0
ROE (Income from Operations)	12.0%	13.9%	11.0%	13.1%
ROE (Net Income)	8.9%	11.1%	9.1%	12.3%
Book Value Per Share, Including AOCI	$55.85	$61.35	$55.85	$61.35
Book Value Per Share, Excluding AOCI	52.38	49.29	52.38	49.29

Operating Highlights – Full Year 2015 versus Full Year 2014

•	Consolidated net flows of $6.0 billion, up 9% contributing to total average account balances of $221 billion, up 4%
•	Percentage of variable annuity deposits without living benefits increased to 28%, up 5 percentage points
•	Total Life Insurance sales of $725 million, up 8%
•	Retirement Plan Services Small Market deposits of $2.1 billion, up 18%
•	Group Protection non-medical loss ratio of 75.4%, a 300 basis point improvement
•	Share repurchases of $900 million, up 38%

There were no notable items in the current quarter while the full year included $0.58 of net unfavorable items related primarily to the company’s annual review of DAC and reserve assumptions and legal expenses.  In the prior-year quarter, there were net favorable items of $0.20 primarily related to the recapture of previously reinsured business in the Life Insurance segment, which explains most of the full-year net benefit of $0.29.

Fourth Quarter 2015 – Segment Results

Annuities

The Annuities segment reported income from operations of $243 million in the quarter, up 3% from $237 million in the prior-year quarter. Increased fees on assets under management due to positive net flows and lower general and administrative expenses resulted in higher earnings compared to the prior-year period.

Gross annuity deposits in the fourth quarter were $3.0 billion, contributing to positive net flows for both fixed and variable annuities. Total net flows of $435 million decreased 22% from the prior year due to lower variable annuity sales.  Twenty-eight percent of variable annuity deposits were from products without living benefits, up 2 percentage points from the prior-year period.

For the full year, gross annuity deposits of $12.7 billion were down 8% over the prior year.  Net flows of $1.6 billion included positive net flows in every quarter, which helped offset weak equity market performance resulting in average account balances of $124 billion, up 4%.

Retirement Plan Services

Retirement Plan Services reported income from operations of $33 million compared to $42 million in the prior-year quarter.  The decrease in earnings is primarily due to favorable tax true-ups in the prior-year quarter and lower interest rate spreads.

Total deposits for the quarter of $2.1 billion were down 10% as the prior year benefited from one large case.  Total deposits in Small Market grew 44% versus the prior-year quarter while Mid – Large Market increased 42%, excluding the previously mentioned large case.  Total deposits for the full year were a record $7.5 billion, up slightly from the prior year.

Total net flows of $(221) million in the quarter included a large-case termination referenced in the third quarter. Full-year net flows increased to $452 million versus $(881) million in the prior-year.  Total average account values of $54 billion were up 3% compared to the prior year.

Life Insurance

Life Insurance income from operations was $119 million compared to $193 million in the prior-year quarter.   The prior-year quarter included net favorable items of $53 million related primarily to the recapture of several life insurance treaties.  Excluding these net favorable items, the decrease in earnings was driven primarily by lower alternative investment income in the current quarter.  Mortality experience for the fourth quarter was in line with expectations.

Individual life insurance sales, which exclude COLI/BOLI, increased 11% from the prior-year quarter driven by double-digit growth in MoneyGuard®, IUL, VUL, and Term.  Total life insurance sales in the quarter of $198 million were up 3%.  Full-year sales of $725 million increased 8% from 2014 driven by growth in both individual life insurance and COLI/BOLI.

Life insurance in-force of $662 billion increased 3% over the prior year, and average account values of $43 billion increased 4%.

Group Protection

Group Protection income from operations was $13 million compared to $(7) million in the prior-year period. The non-medical loss ratio improved to 75.3% compared to 81.0% in the prior-year quarter driven by pricing actions and improvements in disability claims management.

Group Protection fourth quarter sales of $223 million were down 11% from the prior-year quarter, and full-year sales were $402 million, down 16% from last year.  The decrease in sales is primarily due to pricing actions.  Employee-paid products represented 49% of full-year sales, consistent with the prior-year.

Non-medical net earned premiums were $516 million in the fourth quarter, a 5% decrease from the prior-year quarter.

Other Operations

Other Operations reported a loss from operations of $26 million in the quarter versus a loss of $26 million in the prior-year quarter.

Realized Gains and Losses

Realized gains/losses (after-tax) in the quarter included:

•	A net loss from general account investments of $35 million compared to a $19 million net loss in the prior-year quarter.
•	A net loss of $13 million from hedge program performance compared to a net loss of $52 million in the prior-year quarter.
•	Included within variable annuity net derivative results is a $43 million negative impact associated with non-performance risk compared to a $16 million gain in the prior-year quarter.

Unrealized Gains and Losses

The company reported a net unrealized gain of $3.0 billion, pre-tax, on its available-for-sale securities at December 31, 2015. This compares to a net unrealized gain of $7.7 billion at December 31, 2014.

Capital

During the quarter, the company repurchased 3.7 million shares of stock at a cost of $200 million. The quarter’s average diluted share count of 248.9 million shares was down 5% from the fourth quarter of 2014, the result of repurchasing 16.0 million shares of stock at a cost of $900 million since December 31, 2014.

Book Value

As of December 31, 2015, book value per share, including accumulated other comprehensive income (“AOCI”), of $55.85 decreased 9% from a year ago. Book value per share, excluding AOCI, of $52.38 increased 6% from the prior-year period.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income (loss) from operations, income (loss) from operations, excluding notable items, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

For definitions of sales metrics and other financial information, please refer to the company’s fourth quarter 2015 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, February 4, 2016. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(866) 394-4575 (Domestic)

(678) 509-7536 (International)

Ask for the Lincoln National Conference Call.

Audio replay will begin by 1 p.m. Eastern Time on February 4, 2016, and it will remain available through midnight Eastern Time on February 11, 2016. To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 11972048

A replay of the call will also be available by 1 p.m. Eastern Time on February 4, 2016 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-

term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $219 billion in assets under management as of December 31, 2015. Learn more at: www.LincolnFinancial.com.  Find us on Facebook,  Twitter,  LinkedIn and YouTube.  To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Contacts:	Christopher Giovanni	Michael Arcaro
	(484) 583-1793	(484) 583-1799
	Investor Relations	Media Relations
	Investorrelations@LFG.com	michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity

Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and our trading securities; changes in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities,; changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuity net derivative results accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”); changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation

Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Total Revenues	$3,172	$3,686	$13,572	$13,554
Less:
Excluded realized gain (loss)	(183)	(149)	(329)	(165)
Amortization of DFEL on benefit ratio unlocking	-	-	(2)	-
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	3	3
Total Operating Revenues	$3,354	$3,834	$13,900	$13,716

Net Income (Loss) Available to Common
Stockholders – Diluted	$283	$348	$1,150	$1,519
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-	(4)	4
Net Income (Loss)	283	348	1,154	1,515
Less (2):
Excluded realized gain (loss)	(118)	(96)	(214)	(106)
Benefit ratio unlocking	19	4	(29)	7
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	2	2
Income (loss) from discontinued operations	-	1	-	1
Income (Loss) from Operations	$382	$439	$1,395	$1,611

Earnings (Loss) Per Common Share – Diluted
Income (loss) from operations	$1.54	$1.67	$5.46	$6.03
Net income (loss)	1.14	1.32	4.51	5.67

Average Stockholders' Equity
Average equity, including average AOCI	$14,009	$15,596	$15,001	$14,996
Average AOCI	1,254	3,009	2,308	2,726
Average equity, excluding AOCI	12,755	12,587	12,693	12,270
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,482	$10,314	$10,420	$9,997

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	8.9%	11.1%	9.1%	12.3%
Income (loss) from operations with average equity
including goodwill	12.0%	13.9%	11.0%	13.1%
Income (loss) from operations with average equity
excluding goodwill	14.6%	17.0%	13.4%	16.1%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Notable Items

Income (loss) from operations, excluding notable items is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.  The company highlights notable items included in income (loss) from operations so that investors better understand the fundamental trends in its results of operations and financial condition.  A reconciliation of reported operating EPS to operating EPS, excluding notable items is set forth below.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating EPS, as reported	$ 1.54	$ 1.67	$ 5.46	$ 6.03
Notable items:
Unlocking	-	-	(0.45)	0.05
Legal expenses	-	-	(0.15)	-
Reinsurance recapture	-	0.20	-	0.20
Other	-	-	0.02	0.04
Total notable items	-	0.20	(0.58)	0.29

Operating EPS, excluding notable items	$ 1.54	$ 1.47	$ 6.04	$ 5.74

Definition of Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2015 and 2014 is set forth below.

	As of December 31,
	2015	2014
Book value per share, including AOCI	$55.85	$61.35
Per share impact of AOCI	3.47	12.06
Book value per share, excluding AOCI	52.38	49.29

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)
	For the Quarter Ended
	December 31,
	2015	2014

Revenues	$3,172	$3,686

Net Income (Loss)	$283	$348
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$283	$348

Earnings (Loss) Per Common Share – Basic	$1.15	$1.35
Earnings (Loss) Per Common Share – Diluted	1.14	1.32

Average Shares – Basic	246,063,417	258,183,573
Average Shares – Diluted	248,939,707	263,019,609

	For the Year Ended
	December 31,
	2015	2014

Revenues	$13,572	$13,554

Net Income (Loss)	$1,154	$1,515
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(4)	4
Net Income (Loss) Available to Common
Stockholders – Diluted	$1,150	$1,519

Earnings (Loss) Per Common Share – Basic	$4.60	$5.81
Earnings (Loss) Per Common Share – Diluted	4.51	5.67

Average Shares – Basic	250,629,243	260,877,533
Average Shares – Diluted	254,938,112	267,963,995

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

"

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

"

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

"

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

"

Legislative, regulatory or tax changes, both domestic and foreign, that affect:  the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, our ability to conduct business and our captive reinsurance arrangements as well as restrictions on revenue sharing and 12b-1 payments, the potential for U.S. Federal tax reform and the effect of the Department of Labor’s proposed regulation defining fiduciary;

"	Actions taken by reinsurers to raise rates on in force business;
"	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
"

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

"

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

"

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

"

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

"

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

"

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

"

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

"

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

"

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

"

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

"	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
"

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

"	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
"	The adequacy and collectability of reinsurance that we have purchased;
"	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
"

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

"

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

"	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.